Exhibit 10.21

-STRICTLY PRIVATE & CONFIDENTIAL-

October 8, 2021
Tami Newcombe

Dear Tami,

We are delighted to share with you the details of your proposed promotion. This is a very exciting time as we continue to build Fortive, and we are confident that your background and experience will allow you to make major contributions to Fortive.

As we discussed, your position, subject to ratification by the Board of Directors, will be President and Chief Executive of Precision Technologies segment based in your home office in California reporting to Jim Lico.

Please allow this letter to serve as the proposed terms of your promotion subject to ratification of your appointment by the Board and the approval of the compensation terms by the Compensation Committee which is being presented at the November meetings.

The proposed effective date of the promotion will be January 1, 2022

Base Salary: Your new base salary, effective January 1, 2022, will be paid biweekly starting at the annual rate of $575,000, subject to periodic review, and payable in accordance with the Company’s usual payroll practices.

Incentive Compensation: You are eligible to participate in the Incentive Compensation Plan (ICP) with a target bonus of 90% of your annual base salary (paying to a maximum of 200% of target), subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor (60% weighting) and a Personal Performance Factor (40% weighting) which are determined by the Compensation Committee at its sole discretion each year.

Benefits: You will be eligible to participate in all employee benefit plans that Fortive has adopted or may adopt, maintain, or contribute to for the benefit of its executive officers, generally, subject to satisfying any applicable eligibility requirements.

EDIP Program: You will continue to be included in a select group of executives who participate in the Executive Deferred Incentive Program (“EDIP”), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations, and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). Initially, the Company will contribute an amount equal to 6% of your total target cash compensation into your EDIP account annually (pro-rated for any initial partial year of eligibility as applicable). Vesting requirements and your participation in the EDIP are subject to all of the terms and conditions set forth in such plan. Additional information on the EDIP will be provided to you by a member of the Corporate Benefits team before your EDIP eligibility date.

Vacation: You will be eligible for vacation benefits subject to your current entitlement.

Annual Equity Award: A recommendation will be made to the Compensation Committee of Fortive’s Board of Directors to grant you an equity award as part of Fortive’s equity compensation program.
Annual equity awards are approved in February of each year. The target award value of this grant will be $1,600,000.

The equity award described above will be granted in the form of a combination of stock options, PSUs and RSUs, as determined by the Committee. The target award value of any grant(s) is expected to be split between 35% stock options, 35% PSUs and 30% RSUs, converted into a specific number of options, PSUs and RSUs based on the standard methodology used by the Company. The Company cannot guarantee that any RSUs, PSUs or stock options granted to you will ultimately have any particular value or any value. This recommendation is subject to the review and approval of the Committee.

Any stock options and RSUs will vest in accordance with the vesting schedule determined by the Committee. For the purposes of this offer, the following vesting schedule applies: your RSUs and stock options would vest 50% on each of the third and fourth anniversaries of the grant date. The stock options and RSUs will be solely governed by the terms and conditions set forth in the Company’s applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to each award.

Any PSUs will vest in accordance with the performance criteria specified by the Committee and set forth in particular form of award agreement required to be signed with respect to each award. It is currently anticipated that the PSUs will vest based on the Company’s relative TSR versus the S&P 500 over a three-year performance period (and have a one-year hold). You can earn from zero to 200% of the target number of PSUs granted based on achievement of the performance criteria. Your PSUs will be solely governed by the terms and conditions set forth in the Company’s applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to your PSU award.

Other Compensation Elements: You will be eligible for an annual cash stipend of $10,000 per year to be applied for financial services and counseling. In addition, you will be eligible to participate in the Fortive Executive Medical Plan in accordance with the terms thereof. Finally, you will be eligible to participate in Fortive’s Severance and Change- in-Control Plan for Officers in accordance with the terms thereof.

Stock Ownership Guidelines: As segment Chief Executive, you will be subject to Fortive’s Stock Ownership guidelines, (a summary of which is attached) which generally speaking require you to own Company stock with a value of three times your base salary.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Condition of Promotion: This promotion is expressly conditioned on your successful completion of an Executive Officer background check, and your execution and return of the following document by no later than Friday, October 15, 2021:

•President NCA (rev. 10/2021)- Agreement Regarding Competition and Protection of Proprietary Interests
•Authorization and Notification Form(s) (for a consumer report and/or investigative consumer report to be obtained) as provided by our third party vendor, Mintz
•Summary of Your Rights Under the FCRA
•Criminal History Questionnaire

We anticipate that you will make an incredible impact to the success of Fortive and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals. If there is anything we can do, please do not hesitate to contact me at 202-738-3623.

Sincerely,

Jim Lico President & CEO Fortive

Acknowledgement

Please acknowledge that you have read, understood, and accept this offer of at-will employment by signing and returning this to Fortive Corporation along with the above-referenced signed document no later than October 15, 2021

Tami Newcombe

Date: